UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-24536

                           KEYWEST ENERGY CORPORATION
                    (BY ITS SUCCESSOR, VIKING HOLDINGS INC.)
             (Exact name of registrant as specified in its charter)

                 330 - 5TH AVENUE S.W., SUITE 400 CALGARY PLACE,
                        CALGARY, ALBERTA, CANADA T2P 0L4
                                 (403) 268-3175
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                         COMMON SHARES WITHOUT PAR VALUE
            (Title of each class of securities covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [_]                 Rule 12h-3(b)(1)(i)    [_]
Rule 12g-4(a)(1)(ii)   [_]                 Rule 12h-3(b)(1)(ii)   [_]
Rule 12g-4(a)(2)(i)    [X]                 Rule 12h-3(b)(2)(i)    [_]
Rule 12g-4(a)(2)(ii)   [_]                 Rule 12h-3(b)(2)(ii)   [_]
                                           Rule 15d-6             [_]

Approximate number of holders of record as of the certification or notice date:
                                       1

         On February 25, 2003 Viking Energy Royalty Trust (File No. 0-50328) acquired all of the outstanding shares of KeyWest Energy Corporation. Effective July 1, 2003, KeyWest Energy Corporation was amalgamated into, and continued as, Viking Holdings Inc., a wholly owned subsidiary of Viking Energy Royalty Trust.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Viking Holdings Inc., as the successor to KeyWest Energy Corporation, has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: October 25, 2005                   VIKING HOLDINGS INC., as successor to
                                          KeyWest Energy Corporation

                                          By: /s/ Robert W. Fotheringham
                                              ----------------------------------
                                              Name:  Robert W. Fotheringham
                                              Title: Vice President, Finance
                                                     & Chief Financial Officer